UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2005 (December 31, 2004)

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2005, Guess?, Inc. (the “Company”) announced that the Company and its wholly-owned subsidiary, Guess Italia S.r.l. (“Guess Italia”) (collectively, the “Purchasers”), have signed on December 31, 2004 a purchase agreement with Fingen S.p.A. and Fingen Apparel N.V. (collectively, the “Sellers”), to acquire 90% of the shares of Maco Apparel, S.p.A. (“Maco”), as well as the assets and leases of certain retail stores in Europe.  Maco is the Italian licensee of Guess jeanswear for men and women in Europe, and Guess Italia currently owns 10% of Maco. The agreement includes the purchase of inventory and receivables, the assumption of certain liabilities, and the transfer of leases for the Guess retail locations.  The stores are located in Rome, Milan, Paris, Amsterdam, London, and certain other European cities.

The purchase price for the Maco shares will be 90% of the adjusted net book value of Maco after completion of the 2004 year-end audit (the “Share Purchase Price”).  The Sellers are further obligated to make a cash contribution to the Purchasers equal to any loss accrued during 2004, plus the amount of any unrealized accounts receivable prior to June 30, 2005. The purchase price for the Maco shares is to be paid as follows: on April 15, 2005, the Purchasers will pay €500,000 to the Sellers, and on July 1, 2005 and on each January 30 and June 30 thereafter, through June 30, 2009, the Purchasers will pay to the Sellers an amount, if any, equal to 11.1% of the difference between the Share Purchase Price and €500,000.

The Company, through its subsidiaries, will also be purchasing enumerated assets of retail and outlet apparel stores in Italy, France, England, the Netherlands and Switzerland on various transfer dates. The purchase price for these assets will be approximately €11.4 million and will consist of (i) €10 million, representing the value of the leasehold improvements and key money for the stores, (ii)  the aggregate amount properly accrued by Sellers for costs paid after October 1, 2004 and prior to the transfer date for capital improvements for the London store lease up to €819,000, (iii) the aggregate amount properly accrued by Sellers for costs incurred for the “key-money” paid to procure a store in Amsterdam, and for all capital expenditures for the store (not to exceed €550,000), and (iv) an amount equal to the value of the inventories as of each applicable transfer date.

The Purchasers have also agreed to pay the Sellers an amount not to exceed €1.5 million for the Fall/Winter line 2005 design and development costs. The agreement also provides for repayment by the Purchasers of any outstanding bank debt or inter-company loans of Maco as of January 1, 2005.

Item 2.01                Completion of Acquisition or Disposition of Assets

                On January 3, 2005, the Purchasers completed the acquisition of Maco as described in Item 1.01.  Certain store related assets and the store leasehold interests are expected to be transferred to Purchasers from Sellers no later than February 28, 2005 except for the transfer of the London store assets which is currently under construction and scheduled to be transferred no later than July 30, 2005.

Item 7.01                Regulation FD Disclosure

The Company issued a press release on January 5, 2005, announcing the completion of the acquisition described above. The press release is furnished as Exhibit 99.1 hereto and is hereby incorporated by reference in its entirety.

The information under this Item 7.01 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.               Financial Statements and Exhibits

(c)           Exhibits

2.1                                 Purchase Agreement among the Company, Guess Italia S.r.l, Fingen S.p.A. and Fingen Apparel N.V. dated December 31, 2004, without exhibits and schedules.  The Company agrees to furnish a copy of any such exhibit or schedule to the Securities and Exchange Commission upon request.

99.1                           Press Release of the Company dated January 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California, on January 5, 2005.

GUESS?, INC.

By: /s/ Maurice Marciano
Maurice Marciano
Co-Chairman of the Board,
Co-Chief Executive Officer and
Director

EXHIBIT INDEX

Exhibit No.	Description

2.1

Purchase agreement among the Company, Guess Italia S.r.l, Fingen S.p.A. and Fingen Apparel N.V. dated December 31, 2004, without exhibits and schedules. The Company agrees to furnish a copy of any such exhibit or schedule to the Securities and Exchange Commission upon request.

99.1	Press release of the Company, issued January 5, 2005 regarding the acquisition.